SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 9, 2004


                                  eGames, Inc.
             (Exact name of registrant as specified in its charter)


Pennsylvania                            0-27102                 23-2694937
------------                            -------                 ----------
(State or other jurisdiction    (Commission File Number)       (IRS Employer
 of incorporation)                                           Identification No.)



2000 Cabot Blvd. West, Suite 110, Langhorne, PA                 19047-1833
-----------------------------------------------                 ----------
(Address of principal executive offices)                        (Zip Code)


       Registrant's telephone number, including area code: (215) 750-6606


                    -----------------------------------------
          (Former name or former address, if changed since last report)

Item 7(c). Exhibits

Exhibit
Number                             Description
---------                          -----------

99.1                     Press Release dated August 9, 2004


Item 12.   Results of Operations and Financial Condition

On August 9, 2004, eGames, Inc. (the "Company") issued a press release announcing its financial results for the quarter and fiscal year ended June 30, 2004. A copy of the press release is furnished as Exhibit 99.1.

The information in this report shall not be deemed to be "filed" for purposes of
Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        eGames, Inc.


                                        By:/s/ Thomas W. Murphy
                                           ------------------------------------
                                           Thomas W. Murphy, Vice President and
                                           Chief Financial Officer
Dated: August 9, 2004

                                                                  EXHIBIT 99.1
At eGames, Inc.
---------------
Jerry Klein, President & CEO
(215) 750-6606 (Ext. 118)
Tom Murphy, Vice President & CFO
(215) 750-6606 (Ext. 113)

For Immediate Release

                 eGames Announces Fiscal 2004 Financial Results
                         Operating Income Increases 21%

Langhorne, PA - August 9, 2004 - eGames, Inc. (OTCBB: EGAM), a publisher of Family Friendly(TM), affordable consumer entertainment PC software games, today announced financial results for the fiscal fourth quarter and year ended June 30, 2004.

Year ended June 30, 2004:
-------------------------
Net sales increased by $827,000, or 11%, to $8,038,000 for the year ended June 30, 2004, compared to $7,211,000 for the prior fiscal year. Operating income increased 21% to $1,822,000 for the year ended June 30, 2004, compared to $1,507,000 for fiscal 2003. Net income was $1,740,000, or $0.16 per diluted share, for the year ended June 30, 2004, compared to $1,592,000, or $0.16 per diluted share, for the prior year.

Contributing to the $827,000 increase in net sales was a $1,555,000 increase in sales of eGames software titles through software distributors to major North American mass-merchant and specialty retailers, warehouse clubs and office superstores. Partially offsetting this increase in net sales was a $397,000 decrease in direct sales to software retailers and a $273,000 decrease in inventory liquidation sales.

Quarter ended June 30, 2004:
----------------------------
Net sales decreased by $158,000, or 8%, to $1,717,000 for the quarter ended June 30, 2004, compared to $1,875,000 for the same quarter a year earlier. Operating income decreased 52% to $273,000 for the quarter ended June 30, 2004, compared to $571,000 for the year ago quarter. Net income decreased 59% to $262,000, or $0.02 per diluted share, for the quarter ended June 30, 2004, compared to $642,000, or $0.06 per diluted share, for the same quarter a year earlier.

The $158,000 decrease in net sales resulted primarily from the prior year's comparable quarter benefiting from the sales of various higher priced box titles retail priced at $19.99, compared to this year's fourth quarter sales which were comprised primarily of $9.99 retail priced jewel case titles. This quarter's titles were primarily within our historically successful core game genres, such as Mahjongg, Puzzles, Game Collections, Mini-golf, Solitaire, and Card and Board games, among others.

Fiscal 2004 - Full Year Financial Highlights:
---------------------------------------------
    o Net sales increased by 11% to $8.0 million, up from $7.2 million for fiscal 2003;
    o Net sales to software distributors increased by $1.6 million, or 31% over fiscal 2003;
    o Gross profit increased by 10% to $4.7 million, up from $4.3 million in fiscal 2003;
    o  Gross profit margin decreased to 59%, down from 60% during fiscal 2003;
    o Operating income increased by 21% to $1.8 million, up from $1.5 million for fiscal 2003;
    o  Operating margin increased to 23%, up from 21% in fiscal 2003;
    o Income tax provision was $83,000, compared to an income tax benefit of $121,000 in fiscal 2003; and
    o  Net income increased to $1.7 million, up from $1.6 million for fiscal
       2003.

Fiscal 2004 financial results benefited from an increase in overall net sales that resulted from strong consumer demand for the Company's software titles at leading North American mass-merchant retailers. This increase in net sales was partially offset by reductions in less profitable direct sales to various software retailers and inventory liquidators. Additionally, our gross profit margin decreased by 1% primarily as a result of increased product costs associated with various box titles containing multiple CD's and the requirement by certain mass-merchant retailers to include security sensor tags on the Company's products that occurred during fiscal 2004, along with an increase in the provision for inventory obsolescence related to end of lifecycle products.

The following table represents the Company's net sales by distribution channel for the quarters and years ended June 30, 2004 and 2003, respectively:

                        Net Sales by Distribution Channel
                        ---------------------------------
                             (amounts in thousands)
                             ----------------------

                                   Years ended
                                    June 30,
                               ------------------
                                                     Increase     %
Distribution Channel             2004      2003     (Decrease)  Change
------------------------       --------  --------    --------   ------
Software distributors          $  6,522  $  4,967    $  1,555      31%
Software retailers                  660     1,057        (397)    (38%)
Licensees                           425       429          (4)     (1%)
Internet                            246       199          47      24%
Inventory liquidators               166       439        (273)    (62%)
Other                                19       120        (101)    (84%)
------------------------       --------  --------    --------   ------
Total Net Sales                $  8,038  $  7,211    $    827      11%
                               ========  ========    ========   ======


                                 Quarters ended
                                    June 30,
                               ------------------
                                                     Increase     %
Distribution Channel             2004      2003     (Decrease)  Change
------------------------       --------  --------    --------   ------
Software distributors          $  1,354  $  1,397   ($     43)     (3%)
Software retailers                  130       208         (78)    (38%)
Licensees                           107       115          (8)     (7%)
Internet                             54        45           9      20%
Inventory liquidators                55       110         (55)    (50%)
Other                                17     - 0 -          17      n/m
------------------------       --------  --------    --------   ------
Total Net Sales                $  1,717  $  1,875   ($    158)     (8%)
                               ========  ========    ========   ======

The following table represents the Company's summary balance sheet information as of June 30, 2004 and 2003, respectively:

                        Summary Balance Sheet Information
                        ---------------------------------
                             (amounts in thousands)
                             ----------------------


                                            As of
                                      -------------------
                                      June 30,   June 30,   Increase
Description                             2004       2003    (Decrease)
----------------------------------    --------   --------   --------
Cash and cash equivalents             $  1,742   $  1,024   $    718
Accounts receivable, net                 1,534      1,149        385
Inventory, net                             814        500        314
Prepaid and other expenses                 440        237        203
Furniture and equipment, net                75         19         56
Intangibles and other assets, net           24      - 0 -         24
Accounts payable                          (441)      (573)      (132)
Accrued expenses                          (616)      (610)         6
----------------------------------    --------   --------   --------
Stockholders' equity                  $  3,572   $  1,746   $  1,826
                                      ========   ========   ========


Comments:
---------
"Throughout fiscal 2004, we continued to leverage our prior business successes," said Jerry Klein, President and Chief Executive Officer. "During fiscal 2004, we earned operating income of approximately $1.8 million, which exceeded the $1.5 million of operating income we earned during fiscal 2003. We accomplished this improvement in profitability by increasing our sales through expanded distribution that was generated by strong consumer demand for our PC game titles, in addition to increasing our operating margin by holding down the growth of our operating expenses. Additionally, we continued to strengthen our balance sheet and remain free of debt."

Mr. Klein further commented that, "an important sign of the increased consumer demand for eGames titles at retail has been the strong performance of eGames products in weekly NPD rankings based on units sold at retail. During fiscal 2004, eGames' Drop! and 251 Games Collectors Edition ranked within the top 10 PC games sold at retail based on NPD Techworld, in addition to other eGames titles being ranked within the top 50 PC games sold at retail. During fiscal 2004, supported by this strong consumer demand for our PC game titles, we have continued to enjoy increased sales at many of the major North American retailers, such as Wal-Mart, Target, Best Buy, Office Max, Circuit City, Sam's Club and BJ's."

About eGames, Inc.
------------------
eGames, Inc., headquartered in Langhorne, PA, publishes and markets a diversified line of Family Friendly(TM), affordable consumer entertainment PC software games. The Company promotes the eGames(TM) brand in order to generate customer loyalty, encourage repeat purchases and differentiate eGames software products to retailers and consumers. eGames also publishes and markets RealAge(R) Games & Skills, a collection of PC software activities and games designed to help build and maintain mental sharpness. RealAge Games & Skills provides information and knowledge about aging gathered from over twenty-five years of research funded by the National Institute on Aging. Additional information regarding eGames, Inc. and RealAge Games & Skills can be found at www.egames.com and www.realagegames.com. eGames -- Where the "e" is for Everybody!(R)